SERVICES AGREEMENT

Transfer Agency Services

between

CROSS SHORE DISCOVERY FUND

and

HUNTINGTON ASSET SERVICES, INC.

December 31, 2014

Exhibit A – General Description of Services

Exhibit B – Fees and Expenses

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SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of December 31, 2014 (“Effective Date”), between Cross Shore Discovery Fund, a Delaware statutory trust (the “Trust”), on behalf of its sole series of the same name (the “Fund”) and Huntington Asset Services, Inc., a Delaware corporation (“HASI”).

WITNESSETH:

WHEREAS, the Trust has filed a registration statement on Form N-2 with the U.S. Securities and Exchange Commission to operate as a registered closed-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and to registered shares of beneficial interest of the Fund under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act (the “Registration Statement”);

WHEREAS, the Trust intends to: (1) commence Fund operations prior to the effective date of the Trust’s registration statement and to operate the Fund as a private investment company pursuant to an exemption from registration under Section 3(c)(7) of the 1940 Act; and (2) issue shares of beneficial interest of the Fund to certain Trust/Fund affiliates (as that term is defined by Section 2(a)(40) of the 1940 Act) pursuant to an exemption from registration provided by Section 4(a)(2) of the 1933 Act (the “Pre-Effective Period”);

WHEREAS, as of the effective date of the Registration Statement and for all periods subsequent thereto, the Trust intends to operate as a registered closed-end management investment company under the 1940 Act (the “Post-Effective Period”); and

WHEREAS, the Trust wishes to retain HASI to provide certain transfer agent services (the “Services”) to the Trust during the Pre-Effective and Post-Effective Periods on the terms and conditions set forth in this Agreement and HASI is willing to furnish such Services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Trust hereby appoints HASI to serve as transfer agent, dividend disbursing agent and anti-money laundering agent for the Trust during the Pre-Effective and Post-Effective Periods on the terms and conditions set forth in this agreement (“Agreement”), and HASI hereby accepts such appointment and agrees to perform the Services and duties set forth in this Agreement to the Trust during the Pre-Effective and Post-Effective Periods. The Services and duties of HASI shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder. HASI will notify the Trust prior to using any agents or subcontractors.

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Section 2. Representations and Warranties of HASI.

HASI hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by HASI in accordance with all requisite action and constitutes a valid and legally binding obligation of HASI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(e) It has commercially reasonable data security and business continuity plans and will follow such plans to the extent necessary.

(f) On an annual basis, it will provide the Trust with copies of any SOC 1 audits or its equivalent concerning its business.

Section 3. Representations and Warranties of the Trust.

The Trust hereby represents and warrants to HASI, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

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Section 4. Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to HASI such copies, properly certified or authenticated, of contracts, documents and other related information that HASI may request to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Trust’s Board of Trustees (the “Board”) authorizing the appointment of HASI to provide certain transfer agency and dividend disbursing services to the Trust and approving this Agreement; and such other agreements and documents relating to the Trust not easily accessible through a public website.

(b) The Trust shall cause to be turned over to HASI copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for the Trust and matters relating to the Services hereunder, together with such other records relating to the Trust and matters as reasonably requested by HASI and as may be helpful or necessary to HASI’s delivery of Services hereunder.

Section 5. Services Provided by HASI.

(a) HASI will provide the Services, as described on Exhibit A to this Agreement, subject to the direction and supervision of the Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective prospectus or offering document (the “Offering Documents”), Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board:

(b) HASI shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. HASI agrees that all such records prepared or maintained by HASI relating to the Services to be performed by HASI hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. For the avoidance of doubt, HASI will preserve, maintain and make available the Trust’s records in its possession relating to all periods prior to the effective date of the Trust’s registration statement under the 1940 Act and 1933 Act consistent with the recordkeeping requirements of the 1940 Act relevant to registered investment companies.

HASI shall promptly inform the Trust of any material error in any report, record or document prepared by HASI pursuant to this Agreement.

Section 6. Fees, Expenses, Expense Reimbursement.

(a) Fee Schedule. The Trust will pay all fees, expenses, charges and obligations reasonably incurred from time to time in relation to the Services in accordance with the terms of Exhibit B, and as may be agreed to in writing from time to time by the parties, together with any other amounts payable to HASI under this Agreement. For the avoidance of doubt, HASI will not be responsible for the fees or expenses of, and the Trust (or applicable class thereof) will reimburse HASI for any advances or payments made by HASI for the benefit of the Trust/Trust class incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit B.

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(b) Taxes. HASI shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any shareholder, excluding taxes, if any, assessed against HASI related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit B (if any).

(c) Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to HASI’s other rights, HASI reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7. Proprietary and Confidential Information.

(a) HASI agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of HASI’s responsibilities, rights and duties hereunder. HASI may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of HASI’s responsibilities, duties and rights hereunder, when HASI may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust. HASI shall provide the Trust with notice of any third party request for the Trust’s confidential information.

(b) HASI may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this agreement, and HASI may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that HASI disposes of “consumer report information,” HASI shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

(c) HASI acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). HASI agrees: (i) not to disclose or use such information except as required to carry out HASI’s duties under this Agreement or as otherwise provided hereunder or by the Privacy Laws, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

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Section 8. Scope of Responsibility.

(a) Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) HASI will not be liable to the Trust for any damages or losses save for those resulting from the willful default, fraud or negligence of HASI as a result of the performance or non-performance by HASI of its obligations and duties hereunder, and (ii) HASI’s liability will be subject to the limitations set forth in this Agreement.

(b) Limitations on Liability.

(i)	HASI is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. HASI will have no implied duties or obligations. Each party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	HASI shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Trust, and shall be without liability for any loss or damage suffered by the Trust or any of the Trust’s shareholders as a result of HASI’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, HASI shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	HASI shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide HASI with any information requested by HASI.

(iv)	HASI is not responsible for the acts, omissions, defaults or insolvency of any third party other than its agents or subcontractors, including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	HASI shall have no responsibility for the management of the investments or any other assets of the Trust or its shareholders. Further, HASI shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the Offering Documents of the Trust other than those misstatements or omissions in the Offering Documents directly caused by HASI.

(vi)	HASI shall not be liable for ensuring compliance by the Trust with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Trust.

(vii)	The Trust acknowledges that HASI does not provide valuations with respect to the Trust’s portfolio securities, products or services, does not verify any valuations provided to it by the Trust or any other person, and does not verify the existence of the Trust’s assets, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Trust or another third party, and HASI shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

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(viii)	HASI will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by HASI.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HASI HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. HASI DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of HASI to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to HASI under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred; provided that if such date is during the first twelve (12) months of this Agreement, then HASI’s cumulative liability shall not exceed the total amount of compensation paid or payable by the Trust to HASI under this Agreement during the first twelve (12) months of this Agreement; and further provided that the foregoing shall not apply to any liability arising as a result of the willful default, fraud or negligence of HASI.

(c) MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

Section 9. Indemnity.

(a) Indemnity by the Trust. The Trust will indemnify HASI, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by HASI or such person in any action or proceeding between HASI and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against HASI in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful default, fraud or negligence of HASI, in each case in connection with the Services;

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(ii)	Any alleged untrue statement of a material fact contained in any Offering Documents or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Documents or necessary to make the statements in any Offering Documents not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by HASI specifically for use in the Offering Documents;

(iii)	Any act or omission of the Trust whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, but excluding any data prepared by HASI or its agents or subcontractors, HASI must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by HASI to have been duly authorized by the Trust or an authorized person of the Trust;

(b) HASI will indemnify the Trust and its officers, directors, employees and representatives (each, a “Trust Indemnitee”) for, and will defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) imposed on, incurred by, or asserted against the Trust resulting from HASI’s willful default, fraud or negligence except any loss resulting from the willful default, fraud or negligence of the Trust.

(c) Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which one party may be required to indemnify any Indemnitee or Trust Indemnitee, the Indemnitee or Trust Indemnitee must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party will have the option to participate with the Indemnitee or Trust Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee or Trust Indemnitee. Should the indemnifying party assume the defense of such claim, the indemnifying party shall not be responsible for any legal fees incurred by Indemnitee or Trust Indemnitee after such assumption. The Indemnitee or Trust Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee or Trust Indemnitee has not secured such consent the indemnifying party will have no obligation to indemnify the Indemnitee or Trust Indemnitee.

Section 10. Term.

(a) Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”) and will thereafter continue in effect indefinitely unless it is terminated pursuant to clause 10(b).

(b) Termination. Subject to clause 10(c):

(i)	Either party may terminate this Agreement with or without cause, but only after the expiration of the Initial Term, by giving the other party 90 days’ written notice.

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(ii)	Either party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if the breach is cured within thirty days’ notice; (iii) a material breach shall include failure to satisfy any agreed upon service level; and (iv) subject to applicable law, no such thirty (30) day notice period shall be required in the event the other party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

A.	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

B.	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(c) Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Trust has terminated this Agreement without cause during the Initial Term, the Trust will pay HASI as liquidated damages for such default, an amount equal to the balance that would be due HASI for its Services under this Agreement during the Initial Term (“Liquidated Damages”). In the event that the Trust is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by HASI pursuant to this Agreement, the Liquidated Damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any Liquidated Damages amount payable to HASI will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Trust will cause substantial damages to HASI and because of the difficulty of estimating the damages that will result, the parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to HASI and that this sum is agreed to as Liquidated Damages and not as a penalty.

(ii)	Upon termination, HASI will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all Trust records. If by the termination date the Trust has not given instructions to deliver the Trust records, HASI will keep the Trust Records until the Trust provides instructions to deliver the Trust records, provided that HASI will be entitled to charge the Trust then-standard fees for maintaining the Trust records. HASI will provide no other services to or for the benefit of the Trust or any successor service provider unless specifically agreed in writing by HASI.

Section 11. Notices.

(a) Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

Cross Shore Discovery Fund

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

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(ii)	If to HASI, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(b) Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Services Agreement.”

Section 12. Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that HASI may make such assignment or transfer to a branch, subsidiary or affiliate.

Section 13. Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15. Force Majeure.

HASI shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party other than HASI’s agents or subcontractors, or any similar cause beyond the reasonable control of HASI, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement unless any Force Majeure event exceeds thirty (30) days, in which case the Trust may immediately terminate this Agreement by written notice to HASI.

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Section 16. Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17. Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18. Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21. Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

Section 22. Survival.

The provisions of Sections 5(b) and 7-9 of this Agreement shall survive any termination of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

CROSS SHORE DISCOVERY FUND

By:	/s/ Bryan Haft	Date: December 16, 2014
Print Name:	Bryan Haft
Title:	Treasurer, Cross Shore Discovery Fund

HUNTINGTON ASSET SERVICES, INC.

By:	/s/ Alexandria Caravetta	Date: December 16, 2014
Print Name:	Alexandria Caravetta
Title:	Vice President

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EXHIBIT A

to

Services Agreement

General Description of Services

I.	General Services

HASI shall provide the following transfer agency services to the Trust:

•	HASI will provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

•	HASI will provide asset allocation functionality including rebalancing of shareholder accounts.

•	HASI will establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

•	HASI will process shareholder transactions (purchase, repurchase and exchange orders), received in good form and in accordance with the Offering Documents.

•	HASI will process transfers of shares, received in good form, in accordance with shareholder instructions and consistent with the Offering Documents and organizational documentation.

•	HASI will execute transactions directly with broker-dealers, investment advisers and other institutions acting on behalf of investors as authorized by the Trust’s distributor.

•	HASI will disseminate confirmations of repurchase and promissory notes, as applicable, and process Shares tendered for repurchase.

•	HASI will calculate amounts due under 12b-1 and/or service plans and provide reports.

•	HASI will issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

•	HASI will issue monthly, quarterly or annual statements as agreed upon with the Trust.

•	HASI will file IRS forms 1099, 5498, 1042-S, 1042 and 945 with the IRS and mail to shareholders as applicable. The 1042 and 945 filings are made by HASI on behalf of the Trust only if HASI has the authority and means to access the Trust’s bank accounts to facilitate the required payments to the IRS.

•	HASI will perform such services as are required to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”).

•	HASI will record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

•	HASI will process and transmit payments for dividends and other distributions declared by the Trust for the Trust/Trust class, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

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•	HASI will provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

•	HASI will provide a Blue Sky system to monitor the total number of shares of the Trust sold in each state. In addition, HASI, shall identify those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. HASI shall prepare such reports, applications and documents (including reports regarding the sale and repurchase of shares in the Trust as may be required in order to comply with Federal and state securities laws) to register the shares of the Trust with state securities authorities, monitor the sale of shares for compliance with state securities laws, and file with the appropriate state securities authorities the Offering Documents and reports for the Trust and the Trust shares and all amendments thereto, to register and keep effective the registration of the Trust and the Trust’s shares with state securities authorities to enable the Trust to make a continuous offering of its shares.

•	HASI will answer correspondence from shareholders, broker-dealers, and others relating to the Trust and such other correspondence as may from time to time be mutually agreed upon.

•	HASI will establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations. Huntington reserves the right to implement policies not governed by SEC regulation or the Offering Documents.

•	HASI will provide and staff a toll-free number for shareholders, broker-dealers and others to call with any questions.

•	HASI will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Trust will advise in advance of the declaration of any dividend or distribution by the Trust/Trust class and the record and payable date thereof. HASI will, on or before the payment date of any such dividend or distribution, notify the Trust’s custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Trust will instruct its custodian to make available to HASI sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account. A shareholder will receive a confirmation from HASI indicating the number of shares credited to his/her account.

•	HASI will establish bank accounts necessary to receive and process subscription and repurchase proceeds.

•	HASI will act as dividend disbursing agent and administrator of the Trust’s Dividend Reinvestment Plan.

II.	Anti-Money Laundering and Customer Identification Program Services

The following is a general description of the HASI AML Program services HASI shall provide to the Trust:

•	Customer Identification. HASI will verify shareholder identity upon opening new accounts, consistent with the HASI AML Program, and perform such other checks and verifications as are specified in HASI’s Customer Identification Program (which is a component of the HASI AML Program), which shall include the review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

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•	Purchase Transactions. HASI will reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the HASI AML Program, subject to the provisions of any additional agreement between the Trust and HASI regarding special liability checks and other remittances.

•	Monitoring and Reporting. HASI will monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the HASI AML Program.

•	Frozen Accounts. HASI will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the HASI AML Program.

•	Maintenance of Records. HASI will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the HASI AML Program, and make the same available for inspection by (1) the Trust’s CCO, (2) any auditor of the Trust, (3) regulatory or law enforcement authorities, (4) the Trust’s anti-money laundering compliance officer and (5) those other persons specified in the HASI AML Program.

•	Other Services. HASI will apply all other policies and procedures of the HASI AML Program to the Trust.

•	Maintenance of the HASI AML Program. HASI will maintain and modify the HASI AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the applicable AML laws. Upon request by the Trust, HASI shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the HASI AML Program that the Trust or its counsel believes are necessary to keep such program in compliance with applicable AML laws. Changes to HASI’s AML Program or special procedures may be implemented, at HASI’s sole discretion, for an additional fee to be agreed upon.

•	Annual Certification. On an annual basis during the term of this Agreement, HASI will certify to the Trust’s Board that it has implemented the HASI AML Program and that it will continue to perform the specific requirements of the HASI AML Program in accordance with the terms of this Agreement.

The duties of HASI as Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by the Trust or by any prior service provider. To the extent HASI agrees to take such action, those actions taken shall be deemed part of this Exhibit.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Trust to reasonably cooperate with HASI and to provide HASI, upon reasonable request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, in order to enable HASI to perform its duties as Transfer Agent.

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EXHIBIT B

to

Services Agreement

Fees and Expenses

TRANSFER AGENCY FEE SCHEDULE

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	Fees (as defined in the General Description of Transfer Agency Services) [1]

Annual Per Account Fees

• Direct accounts	- $20 per year

• NSCC accounts	- $15 per year

• Closed accounts	- $ 3 per year

Annual per account fees are subject to an annual minimum of $20,000 per portfolio. Each additional share class of an existing portfolio is subject to an annual minimum of $5,000.

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form licensing, design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges (e.g., Fund/SERV, Networking, Mutual Fund Profile Service, and DTCC Payment aXis), record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

II.	Anti-Money Laundering – Customer Identification Program (USA PATRIOT Act)

• New account service	- $4 per account

• Annual OFAC support	- $1.50 per active account

• Research	- $25 per item

• Suspicious activity reporting	- $150 per report

III.	Other Services

• Rule 22c2 support and monitoring	- $4,500 per series

• Offline shareholder research	- $50 per hour (1 hour minimum, billed to shareholder)

• IRA account annual maintenance	- $15 per account billed to shareholder

• Fulfillment (3rd party vendor)	- Pass through plus $1.00 per order

• AD-HOC report generation	- $150 per report

• Establishment and updates of model forms/documents	- $50 per document for changed regulatory requirements or basic advisor requested changes

• Customization of forms/documents	- Quoted as needed

• Custom programming or data extractions:

• Systems staff	- $150 per hour

• Third party vendor	- Quoted as needed

• Blue Sky filings	- $75 per filing

IV.	Repricing

There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

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Additional Services available upon request

V.	Shareholder Access

Setup and Maintenance
Setup and branding of Standard Pages [1]	- $6,000

[1]	Standard Pages are branded to include the name of the Trust group and the Trust logo. Design and layout of the standard pages are subject to change.

Fees

• Annual Shareholder Access - per site	- $10,000 per year

• Clerical/Maintenance Transactions	- $0.60 each

• Financial Transactions	- $0.30 each

• Inquiry	- $0.05 each

• New Accounts	- $1.40 each

VI.	E-Delivery

Setup and Maintenance

• Electronic statement setup	- $3,500

Fees

• Electronic statement/confirmation creation, delivery, tracking and retention	- $0.30 per statement, minimum $250 per statement cycle

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